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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                                             Commission File No.    33-69275
                                                                ----------------

                           TEXAS BOTTLING GROUP, INC.
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            (Exact name of registrant as specified in its charter)


    2500 WINDY RIDGE PARKWAY, ATLANTA, GEORGIA 30339          (770) 989-3000
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     9% SENIOR SUBORDINATED NOTES DUE 2003
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12h-3(b)(1)(i)    [X]        Rule 15d-6               [ ]

        Approximate number of holders of record as of the certification or
notice date:          19
             --------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, TEXAS BOTTLING GROUP, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: August 13, 1998                  BY: /s/ E. Liston Bishop III
                                          --------------------------------------
                                          E. Liston Bishop III, Vice President
                                          and Assistant Secretary